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                 CIVITAS BANKGROUP, INC. COMPLETES $9.0 MILLION
                        PRIVATE PLACEMENT OF COMMON STOCK


         FRANKLIN, Tenn. - August 18, 2003 - Civitas BankGroup, Inc. (OTC: CVBG) today announced that it has completed the private placement of $9.0 million of Company common stock. This total includes the $7.0 million private placement completed on July 31, 2003.

         In connection with the private placement, Civitas sold 1,613,922 shares at a price of $5.625 per share to certain institutional investors and other accredited investors, including directors and officers.

         "We are thrilled with the response to the private offering," commented Richard E. Herrington, President of Civitas BankGroup. "We could have sold additional stock since there was more interest than shares available. This is a positive indication of the investment community's opinion of our opportunities."

         Civitas plans to use the proceeds received from this offering to provide additional capital to its bank subsidiaries to fund their continued growth, to meet regulatory requirements and for general corporate purposes.

         Civitas BankGroup, formerly Cumberland Bancorp, is a multi-bank holding company operating more than 30 retail offices. It is the parent company of The Community Bank in Green Hills, Bank Tennessee in Collierville, Cumberland Bank in Carthage, Bank of Dyer and Bank of Mason.

         THE STATEMENTS CONTAINED IN THIS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING CIVITAS BANKGROUP'S FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND CIVITAS BANKGROUP'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS THAT COULD AFFECT CIVITAS BANKGROUP IS CONTAINED IN CIVITAS BANKGROUP'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.